AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HEXION HOLDINGS CORPORATION
Adopted in accordance with the provisions of §303, §242, and §245 of the
General Corporation Law of the State of Delaware
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Hexion Holdings Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.	The name of the Corporation is Hexion Holdings Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2019.

B.
On April 1, 2019, Hexion Holdings LLC and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 19-10684). This Certificate of Incorporation has been duly adopted in accordance with Section 303, Section 242, and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted by the Second Amended Joint Chapter 11 Plan of Reorganization of Hexion Holdings LLC and its Debtor Affiliates (the “Plan”), as confirmed on June 24, 2019 by order (the “Order”) of the Bankruptcy Court. Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction over the reorganization case of Hexion Holdings LLC under Chapter 11 of the Bankruptcy Code.

C.	The text of the Certificate of Incorporation reads as follows:

ARTICLE I

Name
The name of the corporation is “Hexion Holdings Corporation” (the “Corporation”).
ARTICLE II

Address; Registered Office and Agent
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III

Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV

Capital Stock
4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 650,000,000 shares, divided into (a) 600,000,000 shares of Common Stock, 300,000,000 shares of which shall be Class A Common Stock, with the par value of $0.01 per share (the “Class A Common Stock”), and 300,000,000 shares of which shall be Class B Common Stock, with the par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (b) 50,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”). Upon this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), the one outstanding share of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically be reclassified into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock (the “Initial Share”) and immediately following the issuance of any share of capital stock of the Corporation other than the Initial Share, the Initial Share shall automatically be transferred to the Corporation for no consideration and shall cease to be outstanding. The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.
4.2    Board Issuance of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.
4.3    Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
4.4    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.
4.5    Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.
4.6    Prohibitions on Non-Voting Securities. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) the Bankruptcy Code, the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
ARTICLE V

Election of Directors
Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
Additional Statutory Procedures For Business Combinations With Interested Stockholders
The Corporation hereby elects not to be governed by the provisions of Section 203 of the DGCL (“Section 203”).  Notwithstanding the foregoing sentence, the text of Section 203 is hereby incorporated by reference herein, mutatis mutandis, such that the Corporation shall not have the power to engage in any business combination to the same extent that a corporation subject to Section 203 would be so restricted; provided, however, Section 203(b)(4) of the DGCL is not incorporated herein and, for purposes of this sentence, the restrictions imposed by Section 203 shall be determined without giving any effect to Section 203(b)(4) thereof.
ARTICLE VII

Limitation of Liability
To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
ARTICLE VIII

Indemnification
8.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of any of Hexion Topco, LLC (f/k/a Hexion Holdings LLC) or Hexion LLC (each, a “Predecessor Company”) or the Corporation, or, while holding such office or serving in such position, is or was serving at the request of the Corporation or a Predecessor Company as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against any and all claims, liability, damages and losses suffered and costs and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (including amounts paid in satisfaction of judgments, in compromises, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) whatsoever, known or unknown, liquidated or unliquidated actually and reasonably incurred by such Covered Person.
To the fullest extent permitted by applicable law, the Corporation agrees that each of the Debtors’ (as defined in the Plan) indemnifications in effect as of the Petition Date (as defined in the Plan), whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management, or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, exculpate, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates, as applicable, shall remain intact, are irrevocable, survive the Effective Date (as defined in the Plan) and are hereby incorporated herein, and the Corporation shall be the indemnitor of first resort for all such persons in respect of such indemnifications.

8.2    Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.
8.3    Claims. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim; provided, that such 30 day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Corporation in good faith requires such additional time to evaluate such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
8.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
8.5    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
8.6    Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
8.7    Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Corporation or any Predecessor Company, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE IX

Exclusive Forum
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware.
ARTICLE X

Redemption; Automatic Conversion; Lock-Up
10.1    Redemption in Connection with Qualified IPO.
(a)    In connection with a Qualified IPO, the Board is hereby authorized, by notice to all holders of Class B Common Stock as provided in Section 10.1(b), to cause the redemption by the Corporation of up to 15% of the shares of Class B Common Stock held by each holder of Class B Common Stock (such percentage, as determined by the Board, the “Redemption Percentage”), at a price per share equal to the net proceeds to the Corporation per share of the Class A Common Stock, after payment of underwriting discounts and commissions, sold by the Corporation in the Qualified IPO (the “Redemption Price”). The time of the consummation of such redemption shall be substantially concurrent to the closing time of the Qualified IPO (the “Redemption Date”). The Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.
(b)    Redemption Notice.    The Corporation shall send written notice of such redemption (the “Redemption Notice”) to each holder of record of Class B Common Stock not less than five Business Days prior to the expected Redemption Date. The Redemption Notice shall state:
(i)    the Redemption Percentage;
(ii)    the expected Redemption Date; and
(iii)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Class B Common Stock to be redeemed.
(c)    Surrender of Certificates; Payment.    On or before the Redemption Date, each holder of shares of Class B Common Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof; provided, that in no event will the Redemption Price be payable until the closing of the Qualified IPO with respect to which such redemption relates. In the event less than all of the shares of Class B Common Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Class B Common Stock shall promptly be issued to such holder.
(d)    Rights Subsequent to Redemption.    If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Class B Common Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Class B Common Stock so called for redemption shall not have been surrendered, dividends with respect to such redeemed shares of Class B Common Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor
(e)    Notwithstanding anything in this Section 10.1 to the contrary, any Redemption Notice by the Corporation in connection with a Qualified IPO, and the redemption called for therein, shall be revocable by the Corporation at any time prior to the closing of the Qualified IPO with respect to which such redemption relates, without any liability to any Person, except that the Corporation shall return to the registered holders thereof any certificates representing shares of Class B Common Stock previously surrendered for payment in accordance with Section 10.1(c).
10.2    Automatic Conversion.
(a)    In connection with a Qualified IPO, each share of Class B Common Stock held by a selling stockholder that has requested, and that the Corporation and the underwriters managing such Qualified IPO have agreed, upon conversion thereof, to include in such Qualified IPO shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock, subject to any necessary adjustments for stock splits, stock dividends or similar transactions in respect of the Class B Common Stock or Class A Common Stock, immediately prior to the closing of such Qualified IPO.
(b)    If not earlier converted pursuant to Section 10.2(a), each share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock, subject to any necessary adjustments for stock splits, stock dividends or similar transactions in respect of the Class B Common Stock or Class A Common Stock, on the date that is 180 days following the closing of a Qualified IPO (or such earlier date as determined by the Board in consultation with the underwriters managing such Qualified IPO).
(c)    The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock solely for the purpose of effecting the conversion of the shares of Class B Common Stock such number of its Class A Common Stock as shall from time to time be sufficient to effect the conversion of all issued and outstanding shares of Class B Common Stock.
10.3    Lock-Up.    To the extent not inconsistent with applicable law, in connection with a Qualified IPO, no holder of Class B Common Stock, or any securities convertible into or exchangeable or exercisable for Class B Common Stock, shall effect any sale, distribution, pledge or other disposition (including sales pursuant to Rule 144) of Class B Common Stock (other than in the Qualified IPO upon conversion of such Class B Common Stock into Class A Common Stock, in the case of a selling stockholder), or any securities convertible into or exchangeable or exercisable for Class B Common Stock, or offer to sell, pledge or dispose, contract to sell, pledge or dispose (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of Class B Common Stock, in each case, without prior written consent from the Board (such lock-up to be subject to such limitations and customary exceptions as the Board may determine, including with respect to the liquidation or redemption of managed funds or accounts), beginning on a date (the “Lock-Up Commencement Date”) determined by the Board and publicly announced by the Corporation that is at least ten Business Days following the first public filing of the registration statement for such Qualified IPO and is no more than 30 days prior to the expected pricing (as reasonably determined in good faith by the Board) of such Qualified IPO and ending on the date that is 180 days following the closing of such Qualified IPO (or such lesser period as determined by the Board in consultation with the underwriters managing such Qualified IPO), but in no event more than 240 days following the Lock-Up Commencement Date. To the extent that, due to changed circumstances, a Qualified IPO is not consummated as expected, the Board may terminate the lock-up provided in this Section 10.3 and in the future announce a subsequent Lock-Up Commencement Date that is no more than 30 days prior to a subsequent expected pricing of the Qualified IPO; provided, that at least 10 Business Days have elapsed between such termination of the lock-up and such subsequent Lock-Up Commencement Date. For avoidance of doubt, the transfer restrictions imposed by this Section 10.3 shall not prohibit a redemption or automatic conversion of Class B Common Stock effected in accordance with Section 10.1 or Section 10.2(a) or (b).
10.4    Unless an extension is approved by stockholders, the rights and obligations set forth in this Article X shall automatically terminate, and shall cease to have any force or effect, on December 31, 2020; provided, that, if a Qualified IPO is consummated prior to December 31, 2020, the provisions of this Article X that by their terms apply after the closing of a Qualified IPO shall remain in effect to the extent they apply.
10.5    Definitions.    For purposes of this Article X:
(a)    “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law or executive order to be closed.
(b)    “Qualified IPO” means the Corporation’s intial underwritten public offering and sale of Class A Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (other than an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form) and concurrent listing of Class A Common Stock on a national securities exchange in the United States whereby the Corporation (or any successor) and/or the selling stockholders, as applicable, shall receive at least $100.0 million in aggregate gross proceeds from the sale of Class A Common Stock, before giving effect to any underwriting discounts and commissions and related offering expenses.
ARTICLE XI

Adoption, Amendment or Repeal of By-Laws
The Board is authorized to adopt, amend or repeal the By-laws.
ARTICLE XII
Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article XII.
ARTICLE XIII

Written Consent Prohibition
From and after the consummation of a Qualified IPO, except as otherwise provided for or fixed pursuant to any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the voting power of the outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIII.

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 28th day of June, 2019.

By:     /s/ Patrick Bartels    ___________
Authorized Officer: Patrick Bartels

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